Exhibit 10l

ATRION CORPORATION

NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN

(As amended and restated as of December 2, 2008)

1.  Purpose; Effective Date.  Atrion Corporation (the “Company”) has established this Non-Employee Director Stock Purchase Plan (the “Plan”) to provide a convenient method by which non-employee directors of the Company (the “Directors”) may acquire shares of Common Stock of the Company (“Shares”) at fair market value by voluntarily electing to receive Shares in lieu of fees otherwise payable to them in cash for service as a director or member of a Committee of the Board of Directors (the “Fees”).  The Plan shall be effective as of the date of approval by the Board of Directors of the Company (the “Board”).

2.  Administration.

2.1.           The Plan will be interpreted and administered by the Compensation Committee of the Board (the “Committee”), the actions and interpretations of which will be final and binding.

2.2.           The Committee, in its sole discretion, will have the power, subject to, and within the limitations of, the express provisions of the Plan:

2.2.1                      To establish, amend and revoke rules and procedures relating to the Plan (for example, but not by way of limitation, with respect to Director elections to participate in the Plan and the delivery of Shares) as it may deem necessary or appropriate for the administration of the Plan;

2.2.2                      To make any and all determinations as it may deem necessary or appropriate for the administration of the Plan;

2.2.3                      To approve a form of election form to be used in conjunction with the Plan; and

2.2.4                      To delegate all or any part of its authority and powers under the Plan to one or more officers or employees of the Company, including with respect to the day-to-day administration of the Plan.

3.  Election to Be Issued Shares in Lieu of Fees.

3.1.           In December of each year with respect to the Fees payable during the next succeeding calendar year, each Director shall be given the opportunity to elect to be issued Shares in lieu of some or all of the Fees that would otherwise be payable to him or her.

3.2.           On the first business day of each year, the foregone Fees will be converted into Shares based on the closing price of a share of Common Stock on the next preceding date on which any shares of Common Stock were traded on any national securities exchange on which the shares of Common Stock are listed.

3.3.           Until and unless otherwise determined by the Committee, each Director’s election pursuant to Section 3.1 shall be irrevocable for the calendar year to which it relates.

4.  Vesting.  Shares issued to a Director in lieu of Fees shall vest as follows:  (a) 25% of the Shares issued to a Director shall vest on the date such Shares are issued to such Director; (b) 25% of such Shares shall vest on the April 1 immediately following the date such Shares are issued to such Director; (c) 25% of such Shares shall vest on the July 1 immediately following the date such Shares are issued to such Director; and (d) 25% of such Shares shall vest on the October 1 immediately following the date such Shares are issued to such Director.

5.  Restrictions.  If a Director ceases to be a member of the Board for any reason, all Shares which have not vested as of the last day that such Director is a member of the Board shall be forfeited.  The Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the Shares vest.

6.  Rights Prior to Vesting.  During the period prior to vesting, the Director (a) may exercise full voting rights with respect to the Shares, (b) shall be entitled to receive cash dividends paid with respect to the Shares and (c) shall be credited with and entitled to receive stock dividends paid with respect to the Shares; provided, however, that any such stock dividends shall be subject to the same restrictions as the Shares.

7.  Effect of Change in Control on Unvested Shares. At the time of consummation of a Change in Control (as defined below), if any, any Shares that are not vested shall vest immediately prior to the consummation of the Change in Control.  For purposes of this Plan, a “Change of Control” shall mean the occurrence of any of the following events: (a) any person, entity or affiliated group, excluding the Company or any employee benefit plan of the Company, acquiring more than twenty-five percent (25%) of the then outstanding shares of voting stock of the Company, (b) the consummation of any merger or consolidation of the Company into another company, such that the holders of the shares of the voting stock of the Company immediately before such merger or consolidation own less than fifty percent (50%) of the voting power of the securities of the surviving company or the parent of the surviving company, (c) the adoption of a plan for complete liquidation of the Company or the sale or disposition of all or substantially all of the Company's assets of the Company, such that after the transaction, the holders of the shares of the voting stock of the Company immediately prior to the transaction own less than fifty percent (50%) of the voting securities of the acquiror or the parent of the acquiror, or (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

8.  Delivery of Shares.

8.1.           No Shares shall be delivered to a Director until such Shares have vested.  As soon as administratively practicable after vesting, vested Shares will be delivered to the Director in the manner specified in the Director’s election form.

8.2.           Payouts of Shares under the Plan will be in the form of whole Shares only; the balance of any foregone Fees not payable in whole Shares will be paid in cash.

9.  Legend.  In order to enforce the restrictions imposed on the Shares, all certificates representing such Shares shall initially bear the following legend:

THESE SHARES ARE HELD SUBJECT TO THE TERMS OF THE ATRION CORPORATION NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN (“THE PLAN”) AND SUCH SHARES MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS THEREOF.  A COPY OF THE PLAN IS AVAILABLE AT THE OFFICE OF THE COMPANY.
Such legend shall be removed as the Shares vest.

10.  Tax Election.  Unless a Director makes an election under Section 83(b) of the Internal Revenue Code, the fair market value of the Shares issued to the Director as of the date such Shares vest will be taxable as ordinary income.  In the event a Director makes a timely election under Section 83(b), the fair market value of the Shares issued to the Director as of the date of issuance will be taxable as ordinary income.  The Director shall promptly notify the Company if he makes a timely Section 83(b) election.  As with cash payments of Fees, the Company will report the income to the Director on a Form 1099.  If the Director is a taxpayer in countries other than the United States, he or she may be subject to additional tax obligations.

11.  Amendment or Termination of the Plan. The Board may, at any time and for any reason, amend or terminate the Plan.

12.  No Guarantee of Future Service. Nothing in the Plan will provide Directors any guarantee or promise of continued service on the Board.

13.  Choice of Law. All questions concerning the construction, validity, and interpretation of the Plan will be governed by the law of the State of Texas, exclusive of the conflict of laws provisions thereof.

14.  Headings. The headings in the Plan are for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning hereof.